ADDENDUM TO SEPARATION AND DISTRIBUTION AGREEMENT

      This addendum to Separation and Distribution Agreement (the "Addendum") is executed on this 22nd day of June, 2001, by and between Desert Health Products, Inc. ("Desert Health") and Royal Phoenix; hereinafter collectively the Parties, for purposes of amending and modifying the Separation and Distribution Agreement executed by and between Desert Health and Royal Phoenix on October 18, 2000.

WHEREAS, on October 18, 2000 the Parties entered into a Separation and Distribution Agreement wherein, pursuant to subparagraph 3.1(b) Desert Health was to issue 10 shares of Royal Phoenix common stock to each shareholder of Desert Health as part of the consideration for the assignment of the Royal Phoenix assets, then held by Desert Health, to Royal Phoenix from Desert Health.

WHEREAS, as a result of the task in determining the exact number of shareholders, and the extensive cost of preparing certificates and distributing same, the Parties have determined it in the best interest of both parties to modify the previous via this Addendum.

NOW THEREFORE, for good and valuable consideration the Parties agree as follows:

1. The Separation and Distribution Agreement dated October 18, 2001 between the Parties is being amended to reflect that the consideration of 10 shares of Royal Phoenix stock being issued to Desert Health shareholders as referenced in subparagraph 3.1(b) is hereby terminated and in lieu thereof, Desert Health will receive 10,000 shares of Royal Phoenix common stock. This amount of stock, 10,000 is based upon the assumption that there are a maximum of 600 shareholders of Desert Health, times 10 shares each, equals a total of
       6,000 shares times a reserve balance of an additional 4,000 shares.
2. Any reference to the distribution of shares of Royal Phoenix common stock shall hereinafter be removed from the Separation and Distribution Agreement.
3. This Addendum shall not alter the date on which the Separation and Distribution shall have occurred between the Parties.

IN WITNESS WHEREOF, the Parties have executed this agreement on the date above first written.



Desert Health Products, Inc.            Royal Phoenix


/s/JOHNNY SHANNON                       /s/JOSEPH SCOTT WILSON
Johnny Shannon, President               Joseph Scott Wilson, President